Exhibit 99

Noble Innovations to Display the New Viridian(R) Tankless Water Heaters at International Building Industry Show in Las Vegas

Wednesday July 30, 6:00 am ET

PHOENIX--(BUSINESS WIRE)--Noble Innovations, Inc. (OTCBB: NOBV) announced today that it will be exhibiting its Viridian® brand of whole-house, electric tankless water heaters at the January 2009 International Builders Show in Las Vegas, Nevada. Noble Innovations, which initially launched its highly efficient line of Truly Tankless™ water heaters at the February 2008 IBS show in Orlando, has continued taking steps to bolster its partnership with builders and wholesale distribution throughout the United States and Canada. More than 90,000 building industry professionals are expected to attend the four-day show, which will feature the latest products from over 1,800 U.S. and international manufacturers.

According to James Cole, President and CEO of Noble Innovations, “Even with the slowness in the economy, energy and water saving ‘green-conscious’ products are experiencing tremendous demand by builders. Noble Innovations’ new Viridian electric tankless water heaters are over 99% efficient and when installed near the kitchen and bath can help save nearly 10,000 gallons of water annually per household.” Cole also stated that, “Although the company’s product line is new, Viridian tankless water heaters are already considered by many builders to be one of the industry’s best options for whole-house, electric tankless water heaters and an excellent alternative to gas tankless water heaters in many markets.”

Fred Huggins, VP, Sales and Marketing for Noble Innovations, commented, “The International Builders Show, which is owned by the National Association of Home Builders, provides four exceptional days of opportunity for our sales team to meet with thousands of builders, developers, architects, remodelers and distributors.” Huggins also mentioned that in addition to the IBS show, the company’s marketing plans include product displays at several other national and regional building and plumbing products shows over the next few months.

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as "green-conscious." Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. The company’s first product is the new Viridian® high-quality, whole-house, electric tankless water heater. The company has several fully functioning prototypes in testing and is preparing for its first production. For more information, see www.ViridianTankless.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: Noble's having attended the International Builders show; actual "green" products being identified and produced; Noble's ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays, and any other difficulties related to Noble's business plan, risks, and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble's underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Noble Innovations, Inc., Phoenix
James A. Cole, 602-455-0507
Fax: 602-233-3434
jcole@noblecares.com